Exhibit 99.1

MARCO COMMUNITY BANCORP, INC. LETTERHEAD

January 26, 2010

Dear Fellow Shareholders:

It is with great disappointment that we tell you that Marco Community Bancorp, Inc.’s estimated, unaudited consolidated loss for fiscal 2009 was $14.9 million. Of this amount, approximately $7.0 million is primarily the result of our writing off our deferred tax asset. The loss is also a result of continued loan losses brought about by the unprecedented devaluation of real estate values in Southwest Florida and the rest of the state and country. Realizing our responsibility to maximize efficiencies, we are aggressively pursuing resolution of our non-performing and classified assets, significantly cutting expenses wherever we can, and decreasing our cost of funds to increase our interest rate spread. As a result of these actions, we have been able to mitigate our losses and we experienced positive earnings before recording our provision for loan and lease losses in the final quarter of 2009. However, with our prolonged loan losses over the past years, we now find ourselves with diminished capital levels that do not meet regulatory standards. At December 31, 2009, Marco Community Bank’s estimated, unaudited Tier 1 Leverage Capital Ratio was 1.39%, its Total Risk Based Capital Ratio was 2.97% and its Tier 1 Risk Based Capital Ratio was 1.88%. These ratios leave the Bank “critically undercapitalized” pursuant to FDIC regulations and in danger of failure if they are not increased in the near term.

In addition, we continue to pursue our lawsuits against Florida Capital Bank and Ewing and Company for $19.0 million in damages related to pools of residential loans that were purchased by prior Bank management and which have resulted in excess of $8.0 million in losses to date.

In 2009 and 2010, the Boards of Directors of both the Holding Company and the Bank have been actively seeking sources of capital. While we have been partially successful, having raised almost $6.0 million in new capital in 2009, we have not been able to generate the additional capital needed to support the Bank. We are continuing to meet with a number of interested investors and are exploring different alternatives, including entertaining proposals for a change in control or acquisition of our banking franchise. We also believe that many of our shareholders have extensive business and finance experience and may have contacts in the business and investment arenas. If you know of any individuals with whom it may be beneficial for us to speak with about recapitalizing the Holding Company and the Bank, including through a change in control or affiliation with another institution, I encourage you to contact my Executive Assistant, Laura McLaughlin, at (239) 259-1413 and Laura will arrange for me or one of our other directors to promptly return your call.

On behalf of the Boards of Directors, we thank you for your continued support during these difficult times. We will continue to work in your best interest.

Yours sincerely,

/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman of the Board, Chief Executive Officer & President